EXHIBIT 10.58

Agreement

THIS AGREEMENT dated as of fective Date of Agreement ( November 1st, 2009) between Delta Mutual, Inc. a public company , of 14362 Frank Lloyd Wright Blvd. Suite 1103, Scottsdale, AZ. 85260 is (the "1st Party") and ValuCorp of 11811 North Tatum Blvd., Suite 3031, Phoenix, AZ. 85028, of (the "2nd Party").

IN CONSIDERATION of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
ValuCorp agrees to provide the services of Mr Michael Gilburd, ASA, MST, as acting Intim Chief Finacial Officer of Delta Mutual, Inc. The parties acknowledge that ValuCorp whose services are engaged is an independent contractor and is not an employee of Delta Mutual, Inc. and is not subject to any employee benefits or insurance.

2.	Said Services shall begin starting with the month of November 2009.

3.
ValuCorp shall be paid a monthy fee of US$5,000.00 per month on or about the 25th. Of each month for that current month. If out of town travel isrmi4ed by the 1st company, to the 2nd. company, then an additional $1,500, per day expenses shall be added to the monthly charge. Further, ValuCorp acknowledges that it has received payment covering the months of November and December 2009 as well as prepayment for the months of January and February 2010. ValuCorp's services shall include (but not limited to) those items, project and responsibilities as listed in the attached schedule, marked "Schedule A" and sub headed "CFO". The parties acknowledge that upon determination by either party that effective March 1st 2010, either party may provide a 10 notice to either party of its determination to cease said agreement without further compensation to ValuCorp. It is further stated that during the contracted period, ValuCorp (via Michael Gilburd) shall be permitted to "hold himself out to the public" as the intrim CFO of Delta Mutual, Inc. ValuCorp has acknowledged that weekly scheduled meetings with the Management of Delta Mutual, Inc. are incorporated into the responsibility of this agreement.

4.
This Agreement is sets forth the entire agreement between the parties relating to the subject matter hereof and stands in the place of any previous agreement, whether oral or in writing. The parties agree that no amendment to this Agreement shall be binding upon the parties unless it is in writing and executed by both parties.

5.	This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators and assigns of each of the parties hereto.

6.
This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

7.
The parties acknowledge that this Agreement may be negotiated and transmitted between the parties by means of a facsimile machine and that the terms and conditions agreed to are binding upon the parties. Upon the Agreement being accepted, copies of the facsimile will be validated by both parties forthwith.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

SCHEDULE A
SUMMARY

Responsible for all financial and fiscal management aspects of company operations. Provide leadership and coordination in the administrative, business planning, accounting and budgeting efforts of the company.

PRIMARY RESPONSIBILITIES

1.	Create, coordinate, and evaluate the financial programs and supporting information systems of the company to include budgeting, tax planning, real estate, and conservation of assets.
2.	Evaluate joint venture agreements and monetary value.
3.	Approve and coordinate changes and improvements in automated financial and management information systems for the company.
4.	Ensure compliance with local, state, and federal reporting requirements.
5.	Oversee the approval and processing of revenue, expenditure, and position control documents, budgets, salary updates, ledger, and account maintenance and data entry.
6.	Coordinate the preparation of financial statements, financial reports, special analyses, and information reports.
7.	Develop and implement finance, accounting, billing, and auditing procedures.
8.	Establish and maintain appropriate internal control safeguards.
9.	Interact with others in management to provide consultative support to planning initiatives through financial and management analyses, reports, and recommendations.
10.	Ensure records systems are maintained in accordance with generally accepted auditing standards.
11.	Develop and direct the implementation of strategic business and/or operational plans, projects, programs, and systems.
12.	Assist in obtaining the necessary licenses and insurance required.
13.	Analyze cash flow, cost controls, and expenses to guide business leaders. Analyze financial statements to pinpoint potential weak areas.
14.	Establish and implement short- and long-range goals, objectives, policies, and operating procedures.
15.	Serve on planning and policy-making committees.
16.	Other duties as assigned.
17.	Represent the company externally to media, government agencies, funding agencies, and the general public.
18.	Recruit, train, supervise, and evaluate additions to staff.